UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 9, 2012

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation or Organization)	File Number)	Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania		19102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2012, the Executive Compensation and Human Resources Committee (the “Compensation Committee”) of the Board of Trustees of Pennsylvania Real Estate Investment Trust (the “Company”) approved the 2012-2014 Restricted Share Unit Program (the “Program”), under which long term incentive awards may be made to employees at the level of senior vice president or above. The Committee made long term incentive awards in the form of restricted share units, or RSUs, under the Program and granted restricted shares to the Company’s President and Chief Operating Officer, Vice Chairman and Executive Vice President and Chief Financial Officer (collectively, the “Executive Officers”), and to certain other employees.

The Compensation Committee also approved the Company’s 2012 Annual Incentive Plan, under which awards may be made to employees at the level of director or above. Pursuant to the 2012 Annual Incentive Plan, the Committee made annual cash incentive opportunity awards (the “Opportunity Awards”) to the Executive Officers as well as to certain other employees.

2012 Long Term Incentive Plan Awards

The Compensation Committee made long term awards to the Executive Officers, with approximately 50% in the form of market based performance-contingent RSUs and approximately 50% in the form of time-based restricted shares.

Market Based Performance-Contingent Restricted Share Units (“RSUs”). Under the Program, the number of common shares to be issued by the Company with respect to the RSUs, if any, depends on the Company’s performance in terms of total return to shareholders (“TRS”) for the three-year period beginning January 1, 2012 and ending on the earlier of December 31, 2014 or the date of a change in control of the Company (the “Measurement Period”) relative to the TRS for the Measurement Period of other real estate investment trusts comprising a leading index of real estate investment trusts (the “Index REITs”). If the Company’s TRS performance over the Measurement Period is below the 25th percentile of the Index REITs, then no shares will be earned. If the Company’s TRS during the Measurement Period is equal to or above the 25th percentile of the Index REITs, then a number of shares ranging from 50% up to a maximum of 150% (at or above the 75th percentile) of the award will be earned. Dividends are deemed credited to the RSU accounts and are applied to “acquire” more RSUs for the account of the Executive Officer at the 20-day average closing price per common share ending on the dividend payment date. Awards will be paid in common shares in an amount based on the number of RSUs in the recipient’s account at the end of the Measurement Period. Participants in the Program may elect to defer receipt of common shares earned.

The following table sets forth information regarding RSUs granted to the Executive Officers pursuant to the Program:

Name	Number of RSUs

Edward A. Glickman	31,781

George F. Rubin	27,273

Robert F. McCadden	24,034

Restricted Shares. With respect to the portion of the long term awards made in the form of time-based restricted shares, these shares generally will vest in three equal annual installments on February 15th of the years following the date of grant, subject to continued employment. During the period that the restricted shares have not vested, the recipient is entitled to vote the shares and to receive an amount equal to the dividends that would have been paid on the shares if they had vested at the grant date.

The following table sets forth the number of restricted shares granted to the Executive Officers:

Name	Number of Restricted Shares

Edward A. Glickman	31,780

George F. Rubin	27,272

Robert F. McCadden	24,033

The grants of restricted shares were made pursuant to the Amended and Restated 2003 Equity Incentive Plan. The Amended and Restated 2003 Equity Incentive Plan was filed as Exhibit 10.2 to PREIT’s Quarterly Report on Form 10-Q filed on August 6, 2010, and is incorporated herein by reference.

2012 Annual Incentive Plan

In connection with the Opportunity Awards, the Compensation Committee approved threshold (i.e., minimum), target and outperformance (i.e., maximum) annual cash incentive opportunity levels, expressed as a percentage of base salary, that the Executive Officers are eligible to receive under the Opportunity Awards.

The level of the Opportunity Award that each of the Executive Officers is eligible to receive will depend, in whole or in part as the Compensation Committee shall determine, upon the Company’s 2012 Funds From Operations (“FFO”) per share. FFO is a commonly used measure of operating performance and profitability in the real estate industry, and the Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts. FFO is the core corporate performance measure used to determine the level of the Opportunity Awards, and will be the primary metric used in determining each Executive Officer’s Opportunity Award payment. The Compensation Committee has the authority under the Opportunity Awards to adjust the threshold, target and outperformance levels for FFO if, in its judgment, such adjustment is appropriate in view of the performance of the Company during 2012. The Compensation Committee may, but need not, also determine that a portion of the Opportunity Awards will be based upon the Company’s 2012 performance with respect to one or more supplemental business performance factors, in addition to FFO per share. If the Compensation Committee determines to utilize one or more of such other factors, then the Company’s performance relative to such factors as determined by the Compensation Committee will be the basis for determining a portion of each Executive Officer’s Opportunity Award payment.

The following table sets forth the Opportunity Award threshold, target and outperformance levels for the Executive Officers under the 2012 Annual Incentive Plan, expressed as a percentage of base salary:

	Incentive Award Opportunity as a Percentage of Base Salary
Name	Threshold	Target	Outperformance

Edward A. Glickman	32.5%	65%	130%

George F. Rubin	32.5%	65%	130%

Robert F. McCadden	30%	60%	120%

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: April 12, 2012	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel